Exhibit 99.1


Press Release

POWER2SHIP & SHIPLOGIX SIGN REFERRAL PARTNER AGREEMENT CREATING A STRONG STRATEGIC ALLIANCE

BOCA RATON, FL - September 13, 2005-- Power2Ship (OTC BB: PWRI), a web-hosted collaborative truckload transportation exchange, and ShipLogix, a software company that provides web-hosted Transportation Management Solutions, announced today that they have formed a strategic alliance to create mutual sales opportunities and enhance business potential.

Richard Hersh, Power2Ship's Chairman and Chief Executive Officer, commented, "We are pleased to offer our Power2Ship Member Shippers and Carriers the opportunity to take advantage of ShipLogix' Transportation Management Services and to provide the benefits of the Power2Ship system to ShipLogix' customers. Both companies' sales teams will cross-market the other company's exceptional solutions as well as engage in joint sales and marketing activities. Our relationship with ShipLogix further solidifies our reputation as a provider of quality logistics solutions."

Alan Van Boven, ShipLogix' President and Chief Executive Officer, stated, "The Power2Ship application enables companies to drive costs out of their supply chain and gain greater visibility into the movement of their inventory. Our ShipLogix Transportation Execution Platform (STEP) supports this visibility and extends it to generate further savings opportunities via optimization of transportation and greater collaboration between shippers, carriers, and suppliers. Also, the Power2Ship application provides information about available freight capacity among P2S Member-Carriers through the P2S MobileMarket(TM), which broadens the range of services that our customers can utilize. We are excited about the new relationship with Power2Ship and the significant added value it will bring to our clients."

"Power2Ship has strategically chosen to enhance its standard features / functionality while creating a new degree of supply chain integration efficiency. This alliance with ShipLogix falls right in line with this strategic direction," said Michael Darden, President of Power2Ship. "By partnering with ShipLogix, we can now deliver best-of-breed Transportation Management Solutions which offers additional benefits to our existing and future customers."

ABOUT POWER2SHIP, INC. - Power2Ship (P2S) is a Web-based Collaborative Marketplace that provides supply chain, tracking and other logistics information that enables freight carriers (trucking companies), shippers (senders and receivers of freight) and their customers to make better-informed, cost-effective transportation / logistics decisions. This information assists P2S Member Shippers to optimize their supply chain and reduce their transportation, warehousing and inventory carrying costs. P2S Member Carriers receive free, unlimited use of an asset management system through the MobileMarket(TM) to track the location, destination and availability of their transportation assets. P2S has three other divisions pursuing opportunities to accelerate the market penetration of its patent-pending P2S MobileMarket(TM). An international licensing division markets the P2S MobileMarket(TM) abroad. A security division focuses on Homeland Security initiatives primarily related to container security. A strategic transactions division is pursuing merger, acquisition and joint venture opportunities with strategic trucking companies and other transportation-related service providers.

ABOUT SHIPLOGIX - ShipLogix is a "Software as a Service" (SaaS) provider of Transportation Management Systems. The ShipLogix Transportation Execution Platform (STEP) is a robust suite of solutions designed to facilitate collaboration between shippers, carriers, suppliers, and logistics service providers. STEP combines essential tender, track and trace functionality with best-of-breed executable optimization and inbound vendor/supplier collaboration, creating an optimal solution for the full shipment lifecycle. STEP is branded and distributed through a network of channel partnerships that include several of the top 10 US-based third-party logistics providers (3PLs), key enterprise software partners, and VAR relationships in specific vertical industries. To learn more about ShipLogix, please visit www.shiplogix.com or call
                                               -----------------
1-888-486-7447.

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To hear more information about Power2Ship from Richard Hersh, Chairman & CEO go to:
          http://www.publiccoreport.net/featured/PWRI/company.asp
          -------------------------------------------------------
Tel:      (866) 727-4995 or (561) 998-7557
email:    rhersh@power2ship.com
          ---------------------

To become a Member Carrier or Member Shipper contact:
Arnie Werther, Vice President Sales
(732) 625-3088 or (561) 262-7015
email: awerther@power2ship.com
       -----------------------

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